UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Atheros Communications, Inc.

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Atheros Communications, Inc.

5480 Great America Parkway

Santa Clara, CA 95054

(408) 773-5200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Friday, May 21, 2010

To our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Atheros Communications, Inc., which will be held at 10:00 a.m., Pacific Time, on Friday, May 21, 2010, at our offices at 5480 Great America Parkway, Santa Clara, California 95054.

We are holding this meeting for the following purposes:

•	to elect three Class I directors to serve until the 2013 Annual Meeting or until their successors are duly elected and qualified;

•	to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	to transact such other business as may properly come before the Annual Meeting and any adjournments or postponements of the Annual Meeting.

Only stockholders of record at the close of business on March 31, 2010 are entitled to notice of, and to vote at this meeting and any adjournments or postponements of the Annual Meeting. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available at the Secretary’s office, 5480 Great America Parkway, Santa Clara, California.

We have elected to take advantage of U.S. Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to our stockholders a Notice Regarding the Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2009 Annual Report. We believe this will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

It is important that your shares are represented at this meeting. Even if you plan to attend the meeting, we hope that you will promptly vote by proxy over the Internet or by telephone. If you requested a paper copy of a proxy card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. This will not limit your rights to attend or vote at the Annual Meeting.

By Order of the Board of Directors

Jack R. Lazar
Chief Financial Officer,
Vice President of Corporate Development, and Secretary
Santa Clara, California April 7, 2010

Atheros Communications, Inc.

PROXY STATEMENT

Information Concerning Voting and Solicitation

This Proxy Statement is being furnished to you in connection with the solicitation by the Board of Directors of Atheros Communications, Inc., a Delaware corporation, of proxies to be used at the 2010 Annual Meeting of Stockholders to be held at our offices at 5480 Great America Parkway, Santa Clara, California, at 10:00 a.m., Pacific Time, on Friday, May 21, 2010 and any adjournments or postponements thereof. This Proxy Statement and the 2009 Annual Report to Stockholders are being released to our stockholders on or about April 7, 2010. If a stockholder requests printed versions of these materials by mail, these materials will also include the proxy card for the Annual Meeting.

Appointment of Proxy Holders

Your Board of Directors asks you to appoint Craig H. Barratt, Jack R. Lazar and Bruce P. Johnson as your proxy holders to vote your shares at the 2010 Annual Meeting of Stockholders. You make this appointment by voting using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this Proxy Statement. In the absence of your direction, they will vote your shares as recommended by the Board (FOR the election of the nominees for Class I directors and FOR the ratification of the appointment of our independent registered public accounting firm).

By voting as provided below, you also authorize your proxy holders to vote your shares on any matters not known by your Board at the time this Proxy Statement was made available on the Internet and which, under our Bylaws, may be properly presented for action at the Annual Meeting.

Internet Availability of Proxy Materials

Under the rules adopted by the U.S. Securities and Exchange Commission (SEC), we are now furnishing proxy materials to our stockholders on the Internet, rather than mailing printed copies of those materials to each stockholder. You will not receive a printed copy of the proxy materials unless you request one. If you would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice Regarding the Availability of Proxy Materials.

We anticipate that the Notice Regarding the Availability of Proxy Materials will be mailed to stockholders on or about April 7, 2010.

Access of Proxy Materials over the Internet

Your Notice Regarding the Availability of Proxy Materials or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at www.edocumentview.com/ATHR and on our website at www.atheros.com.

Who Can Vote

Only stockholders who owned shares of our common stock at the close of business on March 31, 2010, the record date for the Annual Meeting, can vote at the Annual Meeting. As of the close of business on March 31, 2010, we had 69,705,360 shares of common stock outstanding and entitled to vote. Each holder of common stock is entitled to one vote for each share held as of March 31, 2010. There is no cumulative voting in the election of directors.

How You Can Vote

You may vote your shares at the Annual Meeting either in person or as described below. If you hold shares through a bank or broker, you will receive instructions from your bank or broker that must be followed in order for your bank or broker to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone.

If your shares are registered in your own name, you may vote your shares as described below.

Voting by Mail. If you have received a copy of the proxy card by mail, you may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope.

Voting over the Internet. Stockholders may submit proxies over the Internet by following the instructions on either the Notice Regarding the Availability of Proxy Materials or the proxy card.

Voting by Telephone. Stockholders who live in the United States or Canada may submit proxies over the telephone by following the instructions on either the Notice Regarding the Availability of Proxy Materials or the proxy card.

Voting at the Annual Meeting. Voting your proxy over the Internet, by telephone or by mail will not limit your right to vote at the Annual Meeting, if you decide to attend in person. Your Board recommends that you vote over the Internet, by telephone or by mail as it is not practical for most stockholders to attend the Annual Meeting. If you hold shares through a bank or broker, you must obtain a proxy, executed in your favor, from the bank or broker to be able to vote at the Annual Meeting.

If you submit your proxy, but do not indicate your voting preference, the proxy holders will vote your shares FOR the election of the nominees for Class I directors and FOR the ratification of the appointment of our independent registered public accounting firm. The proxy holders will also vote your shares in their discretion on any other matters that properly come before the Annual Meeting.

Revocation of Proxies

Stockholders can revoke their proxies at any time before they are exercised in any of three ways:

•	by voting in person at the Annual Meeting;

•	by submitting written notice of revocation to Atheros’ Secretary prior to the Annual Meeting; or

•	by submitting another proxy of a later date that is properly executed.

Required Vote

Directors are elected by a plurality vote, which means that the three nominees receiving the most affirmative votes will be elected. All other matters submitted for stockholder approval require the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote.

A quorum, which is a majority of the outstanding shares as of March 31, 2010, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented by the stockholders attending in person and by their proxy holders. If you indicate an abstention as your voting preference, your shares will be counted toward a quorum but they will not be voted on the matter.

Abstentions on any matters are treated as shares present or represented and entitled to vote on that matter. However, under Delaware law, an abstention is not considered a vote cast. Accordingly, an abstention (i) will have no effect on the proposal regarding the election of directors; and (ii) will, in effect, be a vote against the proposal for the ratification of the appointment of our independent registered public accounting firm, as well as a vote against any other proposals properly submitted for consideration at the Annual Meeting.

If a broker indicates on the proxy card or its substitute that such broker does not have discretionary authority to vote on a particular matter (broker non-votes), those shares will be considered as present for purposes of determining the presence of a quorum but will not be treated as shares entitled to vote on that matter.

Solicitation of Proxies

Atheros will pay the cost of printing and mailing proxy materials. In addition to the solicitation of proxies by mail, solicitation may be made by our directors, officers and other employees by personal interview, telephone or facsimile. No additional compensation will be paid to these persons for solicitation. We will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of our common stock.

IMPORTANT

Please promptly vote and submit your proxy over the Internet, by telephone or by signing, dating and returning the proxy card in the postage-prepaid return envelope so that your shares can be voted. This will not limit your right to attend or vote at the Annual Meeting.

Proposal 1

Election of Directors

Directors and Nominees

Our Bylaws currently provide for a Board of Directors consisting of not less than six nor more than eleven members. We currently have authorized nine directors. Our Board of Directors is divided into three classes: Class I, Class II and Class III. The members of each class of directors serve staggered three-year terms:

•

Our Class I directors are Charles E. Harris, Marshall L. Mohr and Andrew S. Rappaport, and their terms will expire at the Annual Meeting. These directors have been nominated to continue to serve as Class I directors for three-year terms following the Annual Meeting.

•	Our Class II directors are Daniel A. Artusi, Teresa H. Meng and Willy C. Shih, and their terms will expire at the annual meeting of stockholders to be held in 2011.

•	Our Class III directors are John L. Hennessy, Craig H. Barratt and Christine King, and their terms will expire at the annual meeting of stockholders to be held in 2012.

Accordingly, three Class I directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2013 or until their successors are elected and qualified. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event not now anticipated, proxies will be voted for any nominee designated by the Nominating and Corporate Governance Committee to fill the vacancy.

There are no family relationships among any of our directors or executive officers.

The names of the Board of Directors’ nominees, as selected by the Nominating and Corporate Governance Committee, and certain biographical information about the nominees, including the director’s business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the nominee should continue to serve on our Board of Directors, are set forth below.

Charles E. Harris has served as one of our directors since January 2010. Since our acquisition of Intellon Corporation in December 2009, and through April 2010, he is serving as an employee providing transition assistance services to us. Since December 2009, Mr. Harris has also been an independent industry consultant. Prior to our acquisition of Intellon, from October 2001 to December 2009, Mr. Harris served as a director and Chairman of the Board of Intellon and, from March 2002 to December 2009, as its Chief Executive Officer. From October 2001 to January 2004, Mr. Harris also served as President of Intellon. From November 1997 to October 2001, Mr. Harris served as Vice Chairman of Starwood Vacation Ownership, Inc., a subsidiary of Starwood Hotels and Resorts Worldwide, Inc., and, from November 1997 to July 2001, as Chief Financial Officer of Starwood Vacation Ownership. Mr. Harris holds a Bachelor of Arts in Political Science from the University of Florida and a J.D. from Harvard Law School. Mr. Harris’ qualifications to serve on our Board of Directors include his understanding of the semiconductor industry in general, and the powerline semiconductor industry in particular, which brings unique observations, insights and knowledge relevant to our business and to the technical, financial, and business aspects of our products and opportunities.

Marshall L. Mohr has served as one of our directors since November 2003. Since March 2006, Mr. Mohr has been the Senior Vice President and Chief Financial Officer of Intuitive Surgical, Inc., a provider of robotically-assisted minimally invasive surgery systems. From July 2003 to March 2006, Mr. Mohr served as the Chief Financial Officer of Adaptec, Inc., a provider of storage infrastructure solutions. Prior to Adaptec, Mr. Mohr served for 22 years in a variety of positions at PricewaterhouseCoopers, most recently as managing partner of PricewaterhouseCoopers’ Silicon Valley audit advisory practice. Mr. Mohr currently serves on the board of directors of Plantronics, Inc., a provider of lightweight communications headset products. Mr. Mohr holds a Bachelor of Business Administration degree from Western Michigan University. Mr. Mohr’s qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters and risk management, which enable him to make valuable contributions to our Board and Audit Committee, including by serving as our Audit Committee Chairman and financial expert.

Andrew S. Rappaport has served as one of our directors since December 1998. Since 1996, Mr. Rappaport has been a partner with August Capital, a venture capital firm. Mr. Rappaport attended Princeton University. Mr. Rappaport’s qualifications to serve on our Board of Directors include his experience as a technology-focused investor and advisor, which gives him in-depth knowledge of, and exposure to, current technology and industry developments and trends, as well as insights into strategic planning, including growth and diversification strategies. In addition, Mr. Rappaport’s significant private company advisory experience gives him expertise related to executive compensation issues, which enables him to make valuable contributions to our Compensation Committee, including by serving as its Chairman.

Vote Required

The three nominees for Class I directors receiving the highest number of affirmative votes will be elected as Class I directors. Unless marked to the contrary, proxies received will be voted “FOR” the nominees.

Your Board of Directors recommends a vote FOR the election of the nominees set forth above as Class I directors of Atheros.

Executive Officers and Directors

The following table shows information about our executive officers and directors:

Name	Age	Position(s)
Craig H. Barratt	47	President, Chief Executive Officer and Director

Jack R. Lazar	44	Chief Financial Officer, Vice President of Corporate Development, and Secretary

Hing C. Chu	58	Vice President of Operations

Ben D. Naskar	55	Vice President and General Manager, Networking

Gary L. Szilagyi	41	Vice President of Worldwide Sales and General Manager, Computing and Consumer

Adam H. Tachner	43	Vice President, General Counsel and Assistant Secretary

David D. Torre	53	Vice President and Chief Accounting Officer

John L. Hennessy (2)(3)(4)	57	Chairman of the Board

Daniel A. Artusi (1)(4)	55	Director

Charles E. Harris	63	Director and Employee

Christine King (1)(2)(4)	60	Director

Teresa H. Meng (4)	49	Director

Marshall L. Mohr (1)(4)(5)	54	Director

Andrew S. Rappaport (2)(3)(4)	52	Director

Willy C. Shih (3)(4)	58	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Determined by the Board of Directors to be “independent” as defined by applicable listing standards of The Nasdaq Stock Market and SEC rules
(5)	Determined by the Board of Directors to be an “audit committee financial expert” as defined by SEC rules

The following presents biographical information for each of our executive officers and directors listed above in the table, other than the nominees whose information is on pages 4 and 5. With respect to our directors, the biographical information includes the director’s business experience, public company director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee to determine that the director should serve on our Board of Directors.

Craig H. Barratt has served as our President and Chief Executive Officer since March 2003 and as a director since May 2003. From April 2002 until March 2003, Dr. Barratt served as our Vice President of Technology. Prior to joining us, from September 1992 to March 2002, Dr. Barratt served in a variety of positions for ArrayComm, Inc., a wireless technology company, most recently as Executive Vice President and General Manager. Dr. Barratt holds a Ph.D. and a Master of Science degree from Stanford University, and a Bachelor of Engineering degree in electrical engineering and a Bachelor of Science degree in pure mathematics and physics from Sydney University in Australia. Dr. Barratt’s qualifications to serve on our Board of Directors include his tenure at Atheros, first as our Vice President of Technology and then as our President and Chief Executive Officer, and his experience as a director of the Global Semiconductor Alliance, a non-profit semiconductor industry organization, which give him a unique and extensive understanding of our industry, our business and our long term strategy and have positioned him to bring highly relevant leadership, corporate development, operational and financial experience to the Board.

Jack R. Lazar has served as our Vice President and Chief Financial Officer since September 2003 and as our Secretary since 2003. In February 2008, Mr. Lazar was also appointed as Vice President of Corporate Development. Prior to joining us, from May 2002 to September 2003, Mr. Lazar was an independent business and financial consultant. From August 1999 to May 2002, Mr. Lazar served in a variety of positions at NetRatings, Inc., a publicly traded Internet audience measurement and analysis company, most recently as Executive Vice President of Corporate Development, Chief Financial Officer and Secretary. Prior to joining NetRatings, from January 1996 to August 1999, Mr. Lazar was Vice President and Chief Financial

Officer of Apptitude, Inc. (acquired by hi/fn, inc. in 2000), a developer and manufacturer of network management solutions. Prior to joining Apptitude, Inc., Mr. Lazar held a variety of executive and management positions at Electronics for Imaging and Price Waterhouse, from 1987 to 1995. Mr. Lazar is a certified public accountant and holds a Bachelor of Science degree in commerce with an emphasis in accounting from Santa Clara University.

Hing C. Chu joined us as Director of Product & Test Engineering in May 2001, and was appointed as our Senior Director of Engineering Operations in July 2005, and as Vice President of Engineering Operations in September 2006. In January 2009, Mr. Hing was appointed as our Vice President of Operations. From 1978 until joining Atheros, Mr. Chu served in a variety of engineering management roles at NEC Electronics, Silicon Systems and Texas Instruments. He holds Bachelor and Master of Electrical Engineering degrees from Columbia University.

Ben D. Naskar has served as our Vice President and General Manager, Networking since June 2007. Prior to joining Atheros, Mr. Naskar was Vice President and General Manager of the Communications Products Division of PMC-Sierra, Inc., a provider of communications semiconductors, from September 2005 to June 2007. Prior to PMC-Sierra, Mr. Naskar was employed by Magfusion Inc., a provider of RF communications semiconductors, from May 2002 to August 2005, as Chief Executive Officer and President. Prior to that, Mr. Naskar was Managing Director and Vice President, Asia Pacific, for Analog Devices, Inc., Group Director in the Communications Division of National Semiconductor Corporation, and worked at various senior manager levels for Advanced Micro Devices, Inc. Mr. Naskar holds a Master of Business Administration degree from the University of Wisconsin-Madison. He also holds a Bachelor of Engineering degree in Electronics and Computer Science, from the University of Auckland in New Zealand and has done graduate level studies in engineering at Santa Clara University.

Gary L. Szilagyi has served as our Vice President of Worldwide Sales since January 2006 and also as our General Manager, Computing and Consumer since March 2010. Prior to joining us, from September 2003 to January 2006, Mr. Szilagyi served as the Vice President of Sales at Greenfield Networks, a provider of advanced Ethernet switching and routing solutions for the Metro-Ethernet and Access markets. Prior to Greenfield Networks, from March 2001 to August 2003, Mr. Szilagyi served as the Vice President of Sales at Marvell Technology Group Ltd.’s Communications Business Unit. Mr. Szilagyi holds a Bachelor of Science degree in electrical engineering from the University of California at Santa Barbara and a Master of Business Administration from San Jose State University.

Adam H. Tachner has served as our Vice President and General Counsel since August 2003. From October 2000 until August 2003, Mr. Tachner was our Intellectual Property Counsel. Prior to joining us, from September 1994 to September 2000, Mr. Tachner was an associate attorney with Crosby, Heafy, Roach & May, P.C., a law firm. Mr. Tachner holds a J.D. from the University of Oregon School of Law, a Master of Business Administration from Columbia University, a Bachelor of Science degree in electrical engineering from California State University at Fullerton and a Bachelor of Arts degree in social science from the University of California at Berkeley.

David D. Torre has served as our Vice President and Chief Accounting Officer since January 2006. Mr. Torre joined Atheros in January 2000 as Vice President, Administration and Controller, and in April 2004, he was appointed as Vice President, Finance and Administration. Prior to joining Atheros, Mr. Torre served as Controller at CellNet Data Systems, Inc., a provider of wireless data networks, from 1996 to 2000, and from 1990 to 1996, he was employed by Space Systems/Loral, a supplier of satellites. From 1981 to 1987, Mr. Torre served in a variety of positions at Ernst &Young, most recently as audit manager. Mr. Torre is a certified public accountant and holds a Bachelor of Science degree in Business Administration and a Master of Business Administration from the University of California at Berkeley.

John L. Hennessy, has served as Chairman of our Board of Directors since our inception in May 1998. Since September 2000, Dr. Hennessy has served as the President of Stanford University, where he has been a member of the faculty since 1977. From 1999 to 2000, Dr. Hennessy was the Provost of Stanford. Prior to becoming Provost, from 1996 to 1999, Dr. Hennessy served as the Dean of Stanford’s School of Engineering. Dr. Hennessy is a member of the boards of directors of Cisco Systems, Inc., a manufacturer of networking equipment, and Google, Inc., a provider of Internet search and other services. Dr. Hennessy is a fellow of the Institute of Electrical and Electronics Engineers. Dr. Hennessy holds a Ph.D. and a Master of Science degree in computer science from the State University of New York, Stony Brook and a Bachelor of Science degree in electrical engineering from Villanova University. Dr. Hennessy’s qualifications to serve on our Board of Directors include his experience at Stanford University where he has gained expertise in managing a large, complex institution, as well as his experience serving on various public company boards and committees, which gives him an understanding of corporate governance necessary for his role as Chairman of our Board.

Daniel A. Artusi has served as one of our directors since July 2008 and previously served as a director from October 2005 to July 2007. Mr. Artusi has been an independent consultant since April 2008 and an operating executive with Golden Gate Capital since September 2009. From July 2007 to April 2008, Mr. Artusi served as President and Chief Executive Officer and as a board member of Conexant Systems, Inc., a provider of semiconductors, and from June 2005 to June 2007, Mr. Artusi served as chairman and Chief Executive Officer of Coldwatt, Inc., a provider of high efficiency power supplies for the communications and computer industry. From April 2005 to June 2005, Mr. Artusi was an individual investor. From January 2003 to April 2005, he served as the President of Silicon Laboratories Inc., a developer of mixed signal integrated circuits, and from January 2004 to April 2005, he also served as the Chief Executive Officer and as a board member of Silicon Laboratories. From 2001 to January 2004, he served as Chief Operating Officer of Silicon Laboratories. From 1977 until joining Silicon Laboratories, Mr. Artusi held various management and executive positions in the semiconductor business at Motorola Inc. Mr. Artusi currently serves on the board of directors of Micrel, Incorporated, a provider of analog and communications semiconductors, but has indicated that he does not intend to stand for re-election. Mr. Artusi has also served on the board of directors of Powerwave Technologies Inc., a provider of end-to-end wireless solutions for wireless communications networks. Mr. Artusi studied electronics engineering at the Instituto Tecnologico de Buenos Aires (ITBA) in Argentina. Mr. Artusi’s qualifications to serve on our Board of Directors include his extensive senior leadership and board experience at various semiconductor companies, which offers our Board and our Audit Committee an understanding of accounting issues and a broad financial and business understanding of the semiconductor industry that is uniquely relevant to our business and operations.

Christine King has served as one of our directors since April 2008. Since October 2008, Ms. King has served as President and Chief Executive Officer of Standard Microsystems Corporation (SMSC), a provider of semiconductor systems solutions. From March 2008 to October 2008, Ms. King was an independent consultant. From September 2001 to March 2008, Ms. King served as President and Chief Executive Officer of AMIS Holdings, Inc. (AMI), a provider of semiconductor solutions, and as Chief Executive Officer of AMI’s wholly-owned subsidiary, AMI Semiconductor, Inc., until the acquisition of AMI by ON Semiconductor Corporation. From 1992 to September 2001, Ms. King served in various positions at IBM, most recently as Vice President of Semiconductor Products for IBM Microelectronics. Ms. King is a member of the boards of directors of SMSC and IDACORP, Inc., a power company in Boise, Idaho, and has served on the boards of directors of Analog Devices, Inc., a provider of semiconductors for signal-processing applications, and ON Semiconductor Corporation, a manufacturer and supplier of semiconductors for various applications. Ms. King holds a Bachelor of Science degree in electrical engineering from Fairleigh Dickinson University. Ms. King’s qualifications to serve on our Board of Directors include her extensive senior leadership and board experience at various semiconductor companies, which offers our Board and our Audit Committee an understanding of accounting issues and a broad financial and business understanding of the semiconductor industry that is uniquely relevant to our business and operations.

Teresa H. Meng, one of our founders, has served as one of our directors since our inception in May 1998. From October 2000 through December 2006, Dr. Meng served as a consultant to us. From May 1998 to October 1999, Dr. Meng was our President and Chief Executive Officer. Dr. Meng joined the faculty of Stanford University’s Electrical Engineering Department in 1988, and in 2003, Dr. Meng was appointed the Reid Weaver Dennis Professorship. Dr. Meng is a member of the National Academy of Engineers and a Fellow of the Institute of Electrical and Electronics Engineers. Dr. Meng holds both a Ph.D. and a Master of Science degree in electrical engineering and computer science from the University of California at Berkeley and a Bachelor of Science degree in electrical engineering from National Taiwan University. Dr. Meng’s qualifications to serve on our Board of Directors include her roles as a senior engineering professor at Stanford and as a founder of our company, which provide her comprehensive expertise and knowledge regarding our products and technology, as well as insight into our anticipated future technological needs and industry trends.

Willy C. Shih has served as one of our directors since November 2006. Dr. Shih has been a Professor of Management Practice at The Harvard Business School since January 2007. From September 2006 until January 2007, Dr. Shih was an independent consultant. From August 2005 to September 2006, Dr. Shih served as Executive Vice President of Thomson, a global provider of technology, equipment and services to the media and content industries. He was an independent intellectual property consultant from February 2005 to August 2005. Dr. Shih served as Senior Vice President of Eastman Kodak Company from July 1997 to February 2005. Dr. Shih is a member of the board of directors of Flextronics International Ltd., a provider of design and electronics manufacturing services to original equipment manufacturers. Dr. Shih holds a Ph.D. degree in magnetic resonance from the University of California at Berkeley, and Bachelor of Science degrees in chemistry and life sciences from the Massachusetts Institute of Technology. Dr. Shih’s qualifications to serve on our Board of Directors include his significant leadership experience, including board experience in a wide range of positions at various multinational corporations, which gives him extensive knowledge and understanding of international business and operations. In addition, Dr. Shih’s experience in teaching and consulting provide him in-depth insight into strategic alternatives available to technology companies.

Board Meetings

Our Board of Directors held eight meetings in 2009 and acted by unanimous written consent one time during 2009. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors held during the period for which such directors served on our Board and of the committees on which such directors served. We do not have a policy regarding directors’ attendance at the Annual Meeting of Stockholders, but we encourage our directors to attend the Annual Meeting. In 2009, four of the eight directors then serving on the Board of Directors attended the Annual Meeting of Stockholders.

Board of Directors and Committee Information

Our Board of Directors has appointed a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Our Board has determined that each director who serves on these standing committees is “independent,” as that term is defined by applicable listing standards of The Nasdaq Stock Market and SEC rules. Our independent directors regularly schedule executive sessions of the Board in which management does not participate. In 2009, our independent directors met during every Board meeting in a separate executive session without any member of our management present. The Chairman of the Board, who is an independent director, presides over these meetings.

Our Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of our stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of our company, including the oversight of risks, and active participation of the independent directors in setting agendas and establishing priorities and procedures for our Board.

Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted primarily through the committees of our Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but our Board of Directors has retained responsibility for general oversight of risks. Our Board satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company.

Compensation Committee

Number of Members:	Three

Members:	Mr. Rappaport (Chairman)
Dr. Hennessy
Ms. King

Number of Meetings in 2009:	Seven, and acted by unanimous written consent one time

Functions:	The Compensation Committee’s primary functions are to assist the Board in meeting its responsibilities with regard to oversight and determination of executive compensation and to assist the Board in establishing the appropriate incentive compensation and equity-based plans for the executive officers and other employees. The Compensation Committee is responsible for risks relating to employment policies and our compensation and benefit plans. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and stockholder implications of compensation decisions being made. The Compensation Committee chairman also meets as needed between formal Committee meetings with management and the Committee’s consultant. Other specific duties and responsibilities of the Compensation Committee are to establish and approve annually the compensation for the Chief Executive Officer and other executive officers, establish and modify the terms and conditions of employment of the Chief Executive Officer and other executive officers, and administer Atheros’ equity-based plans and other compensation plans. The Board of Directors has adopted a written Compensation Committee charter, a copy of which is available on our website at www.atheros.com. The information contained on our website does not form any part of this proxy statement.

Audit Committee

Number of Members:	Three

Members:	Mr. Mohr (Chairman and Audit Committee Financial Expert)
Mr. Artusi
Ms. King

Number of Meetings in 2009:	Eight

Functions:	The Audit Committee’s primary functions are to assist the Board of Directors in its oversight of the integrity of our financial statements and other financial information, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent registered public accounting firm, and our risk management, cash management, auditing, accounting and financial reporting processes in general. The Audit Committee is responsible for oversight of our risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee meets at regularly scheduled meetings with our Chief Financial Officer, Chief Accounting Officer, General Counsel and other members of management, and separately in executive sessions with our independent registered public accounting firm, to discuss and review our financial statements, internal controls, and auditing, accounting and financial reporting processes, and the adequacy of the resources devoted to these functions. In addition, the Committee chairman regularly meets between formal Audit Committee meetings with our independent registered public accounting firm and meets from time to time between formal Audit Committee meetings with the Chief Financial Officer and the Chief Accounting Officer. The Audit Committee also receives regular reports at Committee meetings regarding issues such as the status and findings of audits being conducted by the independent auditors, accounting changes that could affect our financial statements and proposed audit adjustments, if any. Other specific duties and responsibilities of the Audit Committee are to appoint, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm; review and pre-approve audit and permissible non-audit services; review the scope of the annual audit; monitor the independent registered public accounting firm’s relationship with Atheros. The Board of Directors has adopted a written Audit Committee charter, a copy of which is available on our website at www.atheros.com. The information contained on our website does not form any part of this proxy statement.

Nominating and Corporate Governance Committee

Number of Members:	Three

Members:	Dr. Shih (Chairman)
Dr. Hennessy
Mr. Rappaport

Number of Meetings in 2009:	Two

Functions:	The Nominating and Corporate Governance Committee’s primary functions are to seek, evaluate and select nominees for election to our Board of Directors and to oversee matters of corporate governance. The Nominating and Corporate Governance Committee is responsible for oversight of risks relating to Board succession planning, our ethics policies and corporate governance practices. To satisfy these oversight responsibilities, the Nominating and Corporate Governance Committee receives regular reports from our officers responsible for each of these risk areas on matters such as progress against succession planning programs and goals, trends in risk levels and risk management activities. Other specific duties and responsibilities of the Nominating and Corporate Governance Committee are to make recommendations regarding the size of the Board, review on an annual basis the functioning and effectiveness of the Board, and consider and make recommendations on matters related to the practices, policies and procedures of the Board. The Board of Directors has adopted a written Nominating and Corporate Governance Committee charter, a copy of which is available on our website at www.atheros.com. The information contained on our website does not form any part of this proxy statement.

In addition to the Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. the Board has also established a Non-Executive Stock Option Committee. Dr. Barratt currently serves as the Non-Executive Stock Option Committee. The Non-Executive Stock Option Committee is a secondary committee responsible for granting and issuing awards of options and restricted stock units under the 2004 Stock Incentive Plan to eligible employees, other than to members of the Board of Directors, individuals designated by the Board of Directors as “Section 16 officers” or employees who hold the title of Vice President or above. In addition, the Non-Executive Stock Option Committee may not make any awards or grants of stock options to any one employee that total more than 50,000 shares of common stock in any calendar year or grants of restricted stock units that total more than 16,667 shares of common stock in any calendar year.

Director Nominations

The Nominating and Corporate Governance Committee nominates directors for election at each annual meeting of stockholders and nominates new directors for election by the Board of Directors to fill vacancies when they arise. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and nominate qualified candidates for election to the Board of Directors.

The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee will select candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience that may be useful to Atheros and the Board, such as experience in operational management, accounting and finance, or industry and technology knowledge, as well as high personal and professional ethics and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee believes it appropriate for at least one, and, preferably, multiple, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee also believes it appropriate for certain key members of our management to participate as members of the Board.

Prior to each annual meeting of stockholders, the Nominating and Corporate Governance Committee identifies nominees first by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director. The Nominating and Corporate Governance Committee also assesses the needs of the Board with respect to the particular talents and experience of its directors, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its functions. Specific qualities or experiences could include matters such as experience in our industry, financial or technological expertise, experience in situations comparable to us (e.g. companies that have grown through acquisitions), leadership experience and relevant geographical experience. The effectiveness of our Board’s diverse mix of skills and experiences is considered as part of each Board self-assessment.

In the event that a director does not wish to continue in service, the Nominating and Corporate Governance Committee determines not to re-nominate the director, or a vacancy is created on the Board as a result of a resignation, an increase in the size of the board or other event, the Committee will consider various candidates for Board membership, including those suggested by the Committee members, by other Board members, by any executive search firm engaged by the Committee and by stockholders. A stockholder who wishes to suggest a prospective nominee for the Board should notify Atheros’ Secretary or any member of the Committee in writing with any supporting material the stockholder considers appropriate.

In addition, our Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. To nominate a candidate for director, a stockholder must give timely notice in writing to Atheros’ Secretary and otherwise comply with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. Information required by the Bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934 and the related rules and regulations under that Section.

Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our Bylaws and must be addressed to: Secretary, Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054. You can obtain a copy of our Bylaws by writing to the Secretary at this address.

Stockholder Communications with the Board of Directors

If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054. You must include your name and address in the written communication and indicate whether you are a stockholder of Atheros. The Secretary will review any communication received from a stockholder, and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board based on the subject matter.

Directors’ Compensation

The following tables set forth the compensation amounts paid to each non-employee director for their service during the year ended December 31, 2009:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)	Total ($)
John L. Hennessy	30,000	56,000	86,000

Daniel A. Artusi	30,000	56,000	86,000

Christine King	32,500	56,000	88,500

Teresa H. Meng	25,000	56,000	81,000

Marshall L. Mohr	35,000	56,000	91,000

Andrew S. Rappaport	32,500	56,000	88,500

Willy C. Shih	30,000	56,000	86,000

(1)	Directors’ fees are paid in January of the year following the year in which earned.
(2)	In 2009, each of our non-employee directors received a stock option to purchase 7,500 shares with an exercise price of $16.04 per share. The value of the option awards is based on the fair value of the award as of the grant date calculated in accordance with Accounting Standards Codification 718, Stock Compensation (ASC 718), excluding any estimate of future forfeitures. See Note 11 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2009, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the directors will depend on the market value of our common stock on a date in the future when a stock option is exercised.
(3)	The table below sets forth the aggregate number of option awards held by our non-employee directors as of December 31, 2009.

Name	Option Awards
John L. Hennessy	45,000

Daniel A. Artusi	45,000

Christine King	45,000

Teresa H. Meng	197,500

Marshall L. Mohr	45,000

Andrew S. Rappaport	45,000

Willy C. Shih	60,000

Narrative of Director Compensation

Under our cash compensation plan for our independent directors, we pay each independent director an annual retainer of $25,000. In addition, each committee member receives an annual retainer of $2,500, except that members of the Audit Committee receive an annual retainer of $5,000. We also pay each committee chair an additional annual retainer of $2,500, except that we pay our Audit Committee Chair an additional annual retainer of $5,000. These annual retainers are payable on a pro rata basis for the portion of the year on which a director serves on our Board or a committee. We also reimburse all of our directors for reasonable expenses in connection with attendance at board and committee meetings. In 2009, our independent directors received these annual retainers as applicable to each such independent director.

Our independent directors also receive nondiscretionary, automatic grants of nonstatutory stock options under our 2004 Stock Incentive Plan (2004 Plan). Under our 2004 Plan, an independent director will be automatically granted an initial option to purchase 37,500 shares upon first becoming a member of our Board of Directors. The initial option vests and becomes exercisable over four years, with the first 25% of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting ratably over the following 36 months. In addition, immediately after each of our regularly scheduled annual meetings of stockholders, each independent director is automatically granted a nonstatutory option to purchase 7,500 shares of our common stock, provided the director has served on our Board for at least six months. Each annual option granted to independent directors who are first elected to our Board of Directors on or after November 1, 2003 vests and becomes exercisable ratably over 48 months and to the other outside directors vests and becomes exercisable ratably over 12 months. The options granted to independent directors have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant, and will become fully vested if we are subject to a change of control. Pursuant to these automatic grant provisions, in 2009, we granted to each of Dr. Hennessy, Mr. Artusi, Ms. King, Dr. Meng, Mr. Mohr, Mr. Rappaport and Dr. Shih an annual option to purchase 7,500 shares.

Directors also are eligible to receive and have received discretionary grants of nonstatutory stock options under our 2004 Plan. The exercise price of stock options granted to directors is equal to 100% of the fair market value of the underlying shares, as determined pursuant to the 2004 Plan on the date of grant.

With respect to Mr. Harris, who joined our Board of Directors in January 2010, we entered into an employment agreement with Mr. Harris, who is the former Chairman of the Board and Chief Executive Officer of Intellon Corporation on December 14, 2009 in connection with our acquisition of Intellon on December 15, 2009. This employment agreement amended Mr. Harris’ former employment agreement with Intellon to reflect the terms of Mr. Harris’ engagement with us following the consummation of the acquisition. Pursuant to this employment agreement, Mr. Harris agreed to provide thirty hours per month of transition assistance services to us on an as-needed basis, for a period of up to four months following the consummation of the acquisition. During the term of his services under this employment agreement, Mr. Harris will receive $5,000 per month and the use of appropriate office space and support services. We will also reimburse him for all proper expenses incurred in the performance of such services.

Under this employment agreement, effective immediately upon the consummation of the acquisition, Mr. Harris became entitled to receive the same severance benefits he would have otherwise received under his former employment agreement with Intellon upon a change in control and subsequent termination of employment without cause. These severance benefits are as follows: (a) a cash payment equal to 150% of the aggregate of his base salary for the year of termination plus 150% of his annual incentive bonus for the year prior to the year of termination, payable over an 18-month period; (b) continued company-paid medical benefits for 18 months; and (c) full vesting of Mr. Harris’ outstanding equity awards.

In accordance with these provisions, immediately upon the consummation of the acquisition, all of Mr. Harris’ outstanding Intellon equity awards vested in full on December 15, 2009. Pursuant to the terms of the merger agreement with Intellon, we assumed Mr. Harris’ outstanding Intellon restricted stock units and options, and Mr. Harris received on December 15, 2009, (1) restricted stock units for 27,539 shares of our common stock, (2) options to purchase 20,563 shares of our common stock at an exercise price of $38.30, and (3) options to purchase 31,225 shares of our common stock at an exercise price of $8.41 per share, all of which were fully vested on the date the equity awards were assumed. As Mr. Harris was deemed terminated in connection with the acquisition for purposes of receiving severance payments, and based on his annual base salary at Intellon of $360,500 and incentive bonus of $218,770, Mr. Harris became entitled to a cash payment of $868,905 from us, payable in equal installments twice per month over 18 months from December 15, 2009, and we will continue Mr. Harris’ company-paid medical benefits for 18 months after December 15, 2009. In addition, under the terms of

Mr. Harris’ employment agreement with Intellon and pursuant to the merger agreement with Intellon, Mr. Harris received a payment in 2010 of $114,702, in accordance with Intellon’s annual cash incentive plan for performance in the second half of 2009.

Compensation Committee Interlocks and Insider Participation

Mr. Rappaport, Dr. Hennessy and Ms. King currently serve as members of our Compensation Committee. None of the members of our Compensation Committee at any time has been one of our officers or employees. There are no familial relationships among any of our directors or officers. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information as of March 31, 2010, as to shares of our common stock beneficially owned by: (1) each person who is known by us to own beneficially more than 5% of our common stock, (2) each of our named executive officers listed in the Summary Compensation Table, (3) each of our directors and nominees and (4) all our directors and executive officers as a group. Unless otherwise stated below, the address of each beneficial owner listed on the table is c/o Atheros Communications, Inc., 5480 Great America Parkway, Santa Clara, California 95054.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

The percentage of common stock beneficially owned is based on 69,705,360 shares outstanding as of March 31, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Entities affiliated with FMR LLC (1)	9,679,130	13.9%
Wellington Management Company, LLP (2)	5,069,374	7.3%
BlackRock, Inc. (3)	3,653,601	5.2%

Directors and Named Executive Officers:
Craig H. Barratt (4)	774,538	1.1%
Jack R. Lazar (5)	135,773	*
Ben D. Naskar (6)	57,458	*
Gary L. Szilagyi (7)	115,661	*
Adam H. Tachner (8)	156,770	*
John L. Hennessy (9)	77,899	*
Daniel A. Artusi (10)	19,062	*
Charles E. Harris(11)	216,723	*
Christine King(12)	11,106	*
Teresa H. Meng (13)	237,500	*
Marshall L. Mohr (14)	47,750	*
Andrew S. Rappaport (15)	45,494	*
Willy C. Shih (16)	45,562	*
All directors and executive officers as a group (15 persons) (17)	2,198,932	3.1%

*	Amount represents less than 1% of our common stock.
(1)

According to an Amendment to Schedule 13G filed on February 16, 2010 by FMR LLC, FMR LLC through its subsidiaries has sole power to vote 412,295 shares and sole power to dispose of 9,679,130 shares. Fidelity Management & Research Company (Fidelity), a wholly owned subsidiary of FMR LLC, is the beneficial owner of 9,266,835 shares as a result of acting as investment adviser to various investment companies, including Fidelity Growth Company Fund, which beneficially owns 7,985,152 shares. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 9,266,835 shares owned by these funds. Neither FMR LLC nor Edward C. Johnson 3d has the power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the Funds’ Boards of Trustees. As members of the family of Edward C. Johnson 3d have 49% of the voting power of FMR LLC, directly or through trusts, they may be deemed to form a controlling group with respect to FMR LLC. Impresa Fund II LLC (Impresa II), a Delaware limited liability company, is the beneficial owner of 271,265 shares. Northern Neck Investors LLC, a Delaware limited liability company, is the manager and investment adviser of Impresa II. Amista Ventures III Limited Partnership (Amista III), a Delaware limited partnership, is the beneficial owner of 105,231 shares. The general partner of Amista III is Amista Ventures Advisors III Limited Partnership, a Delaware limited partnership. The general partner of Amista Advisors III Limited Partnership is Northern Neck Investors LLC. The limited partners of Amista III are Impresa Fund II LLC, Impresa Fund III Limited Partnership, FIL Limited, Fidelity Ventures Limited and an individual. Amista Ventures Principals III Limited Partnership (AVPIII), a Delaware limited partnership, is the beneficial owner of 3,278 shares. The general partner of AVPIII is Amista Ventures Advisors III Limited Partnership. The general partner of Amista Ventures Advisors III Limited Partnership is Northern Neck Investors LLC. The limited partners of AVPIII are members of the investment management team of Volition Capital LLC, a sub-advisor to Northern Neck Investors LLC, and other individuals. Fidelity Ventures Principals I LLC (FVPI), a Delaware limited liability company, is the beneficial owner of 32,521 shares. The managing member of FVPI is Fidelity Capital Associates, Inc., a Delaware corporation. Fidelity Capital Associates, Inc. is a wholly-owned subsidiary of FMR LLC. The members of FVPI are members of the investment management team of Volition Capital LLC and other individuals. The address of FMR LLC, Fidelity, Impresa II, Amista III, AVPIII and FVPI is 82 Devonshire Street, Boston, MA 02109.

(2)	According to an Amendment to Schedule 13G filed on February 12, 2010 by Wellington Management Company, LLP (Wellington), Wellington, in its capacity as investment advisor, may be deemed to beneficially own an aggregate of 5,069,374 shares. Wellington has shared voting power over 3,838,647 shares and shared dispositive power over 5,069,374 shares. Wellington’s address is 75 State Street, Boston, MA 02109.
(3)

According to a Schedule 13G filed on January 29, 2010 by BlackRock, Inc. (BlackRock), BlackRock has sole voting and dispositive power over these shares. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.

(4)	Includes 136,726 shares held by the Barratt-Oakley Trust. Also includes 615,187 shares subject to options that are exercisable as of May 30, 2010 and 18,125 shares subject to restricted stock units that will vest prior to May 30, 2010. Also includes 4,500 shares held by Dr. Barratt’s brother-in-law as the trustee of two trusts for the benefit of Dr. Barratt’s children.
(5)	Includes 114,256 shares subject to options that are exercisable as of May 30, 2010 and 7,104 shares subject to restricted stock units that will vest prior to May 30, 2010.
(6)	Includes 48,395 shares subject to options that are exercisable as of May 30, 2010 and 9,062 shares subject to restricted stock units that will vest prior to May 30, 2010.
(7)	Includes 27,233 shares held by the Szilagyi Family Revocable Trust. Also includes 82,218 shares subject to options that are exercisable as of May 30, 2010 and 6,210 shares subject to restricted stock units that will vest prior to May 30, 2010.
(8)	Includes 147,312 shares subject to options that are exercisable as of May 30, 2010 and 2,896 shares subject to restricted stock units that will vest prior to May 30, 2010.
(9)	Includes 32,899 shares held by The 1993 Hennessy Revocable Trust. Also includes 45,000 shares subject to options that are exercisable as of May 30, 2010.
(10)	Represents shares subject to options that are exercisable as of May 30, 2010.
(11)	Includes 51,788 shares subject to options that are exercisable as of May 30, 2010.
(12)	Includes 5,156 shares subject to options that are exercisable as of May 30, 2010.
(13)	Includes 40,000 shares held by the Teresa H. Meng Trust. Also includes 197,500 shares subject to options that are exercisable as of May 30, 2010.
(14)	Includes 2,000 shares held for the benefit of Mr. Mohr’s sons under the Uniform Transfers to Minors Act. Also includes 33,750 shares subject to options that are exercisable as of May 30, 2010.
(15)

Includes 494 shares held by entities affiliated with August Capital II, L.P. Mr. Rappaport is a member of August Capital Management II, LLC, the general partner of August Capital II, L.P. Mr. Rappaport shares equal voting and dispositive power over these shares with the other members of August Capital Management II, LLC. Mr. Rappaport disclaims beneficial ownership of the securities held by August Capital II, L.P. and its affiliates, except to the extent of his pecuniary interest therein. Also includes 45,000 shares subject to options that are exercisable as of May 30, 2010.

(16)	Includes 44,062 shares subject to options that are exercisable as of May 30, 2010.
(17)	Includes 1,671,842 shares subject to options that are exercisable as of May 30, 2010 and 48,594 shares subject to restricted stock units that will vest prior to May 30, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 they file. Specific due dates for these reports have been established, and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on our review of copies of such reports received by us, or written representations from certain reporting persons, all of the filing requirements for such persons were satisfied for 2009.

Executive Compensation

Compensation Discussion and Analysis

Overview of our Executive Compensation Policies and Objectives

We believe that compensation of our executive officers should encourage the creation and enhancement of stockholder value and achievement of strategic corporate objectives, attract qualified, skilled and dedicated executives, retain key leaders, reward past performance and incent future performance. It is our philosophy to align the interests of our stockholders and management by integrating compensation with our annual and long-term corporate and financial objectives. We also consider the appropriate balance between incentives for long-term and short-term performance. In addition, in order to attract and retain the most qualified, skilled and dedicated personnel, we offer a total compensation package competitive with companies in the semiconductor industry, taking into account relative company size, performance and geographic location as well as individual responsibilities and performance.

We believe that compensation of each executive officer should be based on the individual’s performance and their ability to enhance long-term stockholder value. Factors we consider in determining executive officer compensation include:

•	the executive officer’s level of responsibilities;

•	the executive officer’s performance compared to the goals and objectives established for that executive officer for the year;

•	the executive officer’s contributions to our financial results; and

•	the executive officer’s effectiveness in leading initiatives to determine and achieve our business goals.

Our Chief Executive Officer reviews the compensation of each of the other executive officers each year, measuring their compensation levels against individual business objectives established for the prior year. These objectives are developed annually by him and the respective executive officers. The conclusions reached and recommendations based on this review, including salary adjustments, bonus amounts and annual equity awards, are presented by our Chief Executive Officer to the Compensation Committee for consideration. The Compensation Committee reviews these materials and recommendations and has full authority to exercise its judgment in determining the final compensation payable to each executive officer.

We also consider market information and executive officer compensation survey data regarding the base salaries, cash bonuses and other incentives paid to executive officers of companies comparable to us in the semiconductor industry. However, we do not restrict our decisions to any particular range or level of total compensation paid to executive officers at these companies.

In making executive officer compensation decisions for 2009, the Compensation Committee retained Frederic W. Cook & Co., Inc. (FWC) as its independent compensation consultant, and used a survey prepared by FWC based on the 2008 executive compensation of a peer group of companies (2008 FWC survey). The 2008 FWC survey provided competitive comparisons against a group of 23 publicly-traded U.S.-based semiconductor companies that are competitors with us in the labor and capital markets, have similar revenues and stock market capitalizations, and similar growth and performance potential. The Compensation Committee believes that the survey reflects a reasonable cross-section of our market for executive talent.

The following companies were included in our peer group in the 2008 FWC survey:

Atmel Corporation	OmniVision Technologies, Inc.

Applied Micro Circuits Corporation	PMC-Sierra, Inc.

Cirrus Logic, Inc.	Rambus Inc.

Conexant Systems, Inc.	Semtech Corporation

Cree, Inc.	Silicon Image, Inc.

Diodes Inc.	Silicon Laboratories Inc.

DSP Group, Inc.	SiRF Technology Holdings, Inc.

Integrated Device Technology, Inc.	Skyworks Solutions, Inc.

Intersil Corporation	Standard Microsystems Corporation

Lattice Semiconductor Corporation	Triquint Semiconductor, Inc.

Micrel, Inc.	Zoran Corporation

Microsemi Corporation

In making executive officer compensation decisions for 2010, the Compensation Committee also retained FWC as its independent compensation consultant, and used a survey prepared by FWC based on the 2009 executive compensation of a peer group of companies (2009 FWC survey). The 2009 FWC survey provided competitive comparisons against a group of 20 publicly-traded U.S.-based semiconductor companies that are competitors with us in the labor and capital markets, have similar revenues and stock market capitalizations, and similar growth and performance potential. The peer group was modified from the 2008 FWC survey to reflect our recent growth. Peer companies from the 2008 FWC survey with revenues below $200 million and/or market capitalizations of less than $500 million were removed and replaced with semiconductor companies with market capitalizations of between $500 million and $5 billion. The Compensation Committee believes that the survey reflects a reasonable cross-section of our market for executive talent.

The following companies were included in our peer group in the 2009 FWC survey:

Atmel Corporation	Microsemi Corporation

Cree, Inc.	National Semiconductor Corporation

Cypress Semiconductor Corporation	OmniVision Technologies, Inc.

Diodes Incorporated	ON Semiconductor Corporation

Fairchild Semiconductor International, Inc.	PMC-Sierra, Inc.

Integrated Device Technology, Inc.	RF Micro Devices, Inc.

International Rectifier Corporation	Semtech Corporation

Intersil Corporation	Silicon Laboratories Inc.

LSI Corporation	Skyworks Solutions, Inc.

Microchip Technology Inc.	Triquint Semiconductor, Inc.

Components of our Executive Compensation

The components of executive officer compensation consist of base salary, bonus, and stock options and restricted stock units grants.

Annual Base Salary

Each year our Chief Executive Officer makes salary recommendations to our Compensation Committee for executive officers other than the Chief Executive Officer, which are designed to compensate each executive officer for services rendered during the year. Our Compensation Committee generally sets base salaries at levels designed to attract and retain qualified executive officers with strong leadership skills, taking into account the individual’s level of responsibilities and performance. Our Compensation Committee also considers the executive officer’s current salary, prior-year bonus, market information and executive officer compensation survey data regarding the base salaries, as well as other incentives paid to executive officers at our peer companies. Our Compensation Committee may adjust salaries from time to time to recognize promotions and outstanding individual performance, and to maintain competitive compensation.

In February 2009, our Compensation Committee determined that, to reduce our operating expenses in view of the difficult economic conditions existing at that time, there would be no increases to the executive officers’ base salaries over 2008 levels and that such base salaries would be temporarily reduced, effective February 1, 2009. The Compensation Committee also determined that it would periodically review and adjust the executive officers’ base salary levels subject to Atheros’ performance throughout 2009. The annual base salary for our Chief Executive Officer was temporarily reduced by 40%, and the annual base salaries for our other executive officers were temporarily reduced by 20%. In July 2009, based on Atheros’ improved performance and outlook at that time, the Compensation Committee reinstated the executive officers’ base salaries to 2008 levels, effective July 1, 2009. Based on the 2008 FWC survey, our Chief Executive Officer’s base salary actually paid in 2009 was substantially below the 25th percentile base salary level for other chief executive officers in the FWC peer group, the base salary actually paid in 2009 for our Vice President and General Manager of Networking was between the 25th and 50th percentile base salary level for the comparable positions in the FWC peer group, and the base salaries actually paid in 2009 for our other executive officers were below the 25th percentile base salary levels for the comparable positions in the FWC peer group. The base salaries actually paid to our named executive officers in 2009 are reflected in the Summary Compensation Table below.

In 2010, our Compensation Committee increased the annual base salary for our Chief Executive Officer by 8.8% from its 2008 level, which was in effect at the end of 2009, and the annual base salaries for our other executive officers between 0.0% and 7.7% from their 2008 levels, which were in effect at the end of 2009, based on the executive officer’s level of responsibility and performance. Based on the 2009 FWC survey, our Chief Executive Officer’s base salary for 2010 is substantially below the 25th percentile base salary level for other chief executive officers in the FWC peer group, the base salary for our Vice President and General Manager of Networking and our Chief Financial Officer and Vice President of Corporate Development for 2010 is between the 25th and 50th percentile base salary levels for the comparable positions in the FWC peer group, and the base salary of our Vice President of Worldwide Sales and General Manager of Computing and Consumer, and our Vice President and General Counsel for 2010 is between the 50th and 75th percentile base salary levels for the comparable positions in the FWC peer group.

Cash Bonuses

We believe that a portion of executive officer compensation should be contingent upon our performance and an individual’s contribution to our success in meeting corporate and financial objectives. Bonuses paid for 2009 were determined based on the 2009 bonus plan adopted by the Compensation Committee in February 2009, and the Compensation Committee also awarded discretionary bonuses to our executive officers based generally on our stronger than anticipated financial performance and the stronger than anticipated individual performance of each of the executive officers in 2009.

2009 Bonus Plan

Bonuses earned under our 2009 bonus plan by our Chief Executive Officer and the other executive officers were based 50% on our achievement of certain financial corporate performance objectives and 50% on our achievement of certain individual non-financial performance objectives specific to each executive officer. For all executive officers, the financial corporate performance objectives were specifically tied to our 2009 corporate revenue, operating income, gross margin and earnings per share, as well as days sales outstanding and inventory turns on a quarterly basis. The Compensation Committee did not weight such factors in advance. The non-financial performance objectives include individual objectives related to personal and organizational operational excellence by each executive officer, and customer and market share goals and product delivery milestones. At the time these objectives were set in February 2009, we believed that they were attainable at the established target levels, but substantial uncertainty nevertheless existed as to the actual attainment of the objectives at any of the established levels.

Under our 2009 bonus plan, each executive officer was entitled to receive:

•

a bonus of up to 75% of base salary actually paid for the Chief Executive Officer, up to 50% of base salary actually paid for the Vice President and General Manager of Networking, up to 45% of base salary actually paid for the Chief Financial Officer and Vice President of Corporate Development and the Vice President and General Counsel, and up to 17.5% of base salary actually paid for the Vice President of Worldwide Sales and General Manager of Computing and Consumer, for the achievement of baseline financial corporate performance objectives and non-financial operational and individual performance objectives; and

•

a bonus of up to an additional 75% of base salary actually paid for the Chief Executive Officer, up to 50% of base salary actually paid for the Vice President and General Manager of Networking, up to 40% of base salary actually paid for the Chief Financial Officer and Vice President of Corporate Development, up to 30% of base salary actually paid for the Vice President and General Counsel, and up to 5% of base salary actually paid for the Vice President of Worldwide Sales and General Manager of Computing and Consumer, for the achievement of higher levels of financial corporate performance objectives and operational and individual performance objectives.

Based on the 2008 FWC survey, the target bonuses for 2009 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Chief Executive Officer and our Chief Financial Officer and Vice President of Corporate Development were below the 25th percentile bonus levels measured as a percentage of salary for the comparable positions in the FWC peer group; the target bonus for 2009 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Vice President and General Manager of Networking was between the 25th and 50th percentile bonus levels measured as a percentage of salary for the comparable positions in the FWC peer group; the target bonus for 2009 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Vice President and General Counsel was between the 50th and 75th percentile bonus levels measured as a percentage of salary for the comparable positions in the FWC peer group; and the target bonus for 2009 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Vice President of Worldwide Sales and General Manager of Computing and Consumer, which includes an additional bonus based on corporate revenue objectives described below, was above the 75th percentile bonus levels measured as a percentage of salary for the comparable positions in the FWC peer group.

The financial corporate performance objectives under our 2009 bonus plan included the following:

	Baseline Objective	Higher Objective	Actual Performance
Annual Revenue	$452.0 million	$475.0 million	$542.5 million

Annual Gross Margin Percentage (non-GAAP)	48.1%	48.2%	48.7%

Annual Operating Income (non-GAAP)	$53.8 million	$61.3 million	$88.7 million

Annual Diluted Earnings Per Share (non-GAAP)	$0.85	$0.95	$1.36

Quarterly Days Sales Outstanding (non-GAAP)	55 days	45 days	28 to 58 days

Quarterly Inventory Turns (non-GAAP)	4.5 to 5.0 turns	5.0 to 6.5 turns	3.5 to 7.5 turns

The non-GAAP measures described above and elsewhere in this proxy statement exclude, where applicable, stock-based compensation, acquisition-related charges, other-than-temporary impairments of long-term investments, a tax benefit resulting from the favorable settlement of a foreign tax liability, a tax benefit resulting from a change in state tax filing position, and any tax detriment or benefit between the income tax expense with and without the non-GAAP measures.

In addition to our financial corporate performance objectives, our named executive officers had individual objectives related to personal and organizational operational excellence and customer and market share goals and product delivery milestones under our 2009 bonus plan. These included:

Specific Goals
Chief Executive Officer	Strategic initiatives related to establishing a strategic planning process; developing strategic partnerships in targeted markets; executing our strategy in such targeted markets; and enhancing collaboration between business units.

Operational initiatives related to optimizing business processes to increase efficiencies and accountability; implementing additional quality initiatives; completing certain cost reduction efforts; and achieving efficiencies across products and business units.

Vice President and General Manager of Networking	Financial performance objectives related to achieving targeted business unit revenues.
Strategic initiatives related to developing select strategic partnerships, developing a strategy for targeted markets, and developing a business plan and roadmap for specified technologies.

Customer and market share initiatives related to achieving select design wins, positioning specified company products with targeted customers, and increasing product sales and market share at targeted customers.

Operational initiatives related to increasing the efficiency and effectiveness of the Networking Business Unit; optimizing organizational structure; enhancing business unit collaboration; and developing growth opportunities.

Chief Financial Officer and Vice President of Corporate Development	Operational initiatives related to improving cross-functional organizational performance; implementing financial and business systems improvements; achieving milestones related to financial planning and analysis, forecasting, budgeting, auditing, internal control, tax reporting matters, corporate development and investor relations; completing certain expense and cost reduction efforts; and improving facilities and information technology systems, infrastructure, processes, management and cost savings.

Vice President of Worldwide Sales and General Manager of Computing and Consumer	Customer and market share initiatives related to achieving select design wins, positioning specified company products with targeted customers, and increasing product sales and market share at targeted customers.

Vice President and General Counsel

Strategic initiatives related to the development of a strategic planning process and intellectual property strategy.

Operational initiatives related to patent portfolio development, software licensing and SEC filings.

In 2009, we met 100% of both the baseline and higher levels of financial corporate objectives under the 2009 bonus plan, and our named executive officers achieved their respective individual performance objectives as follows:

	Baseline Achievement	Higher Level Achievement
Chief Executive Officer	100%	90%

Vice President and General Manager of Networking	90%	50%

Chief Financial Officer and Vice President of Corporate Development	100%	90%

Vice President of Worldwide Sales and General Manager of Computing and Consumer	100%	90%

Vice President and General Counsel	100%	90%

As a result, the bonuses earned for 2009 under our 2009 bonus plan by our named executive officers were as follows:

Percentage of Actually Paid Base Salary
Chief Executive Officer	146%

Vice President and General Manager of Networking	85%

Chief Financial Officer and Vice President of Corporate Development	83%

Vice President of Worldwide Sales and General Manager of Computing and Consumer	22%

Vice President and General Counsel	74%

In addition to the bonus under the 2009 bonus plan described above, our Vice President of Worldwide Sales and General Manager of Computing and Consumer was also entitled to receive a bonus of up to 52.5% of his base salary for the achievement of a baseline corporate revenue objective that is calculated on a quarterly basis cumulated over the year, and up to an additional 15% of his base salary for the achievement of a higher corporate revenue objective that is calculated on a quarterly basis cumulated over the year. As a result, 75% of the target bonus for our Vice President of Worldwide Sales and General Manager of Computing and Consumer was based on these corporate revenue objectives and 25% of the target bonus was based on the 2009 bonus plan applicable to all executive officers. The baseline corporate revenue objective for 2009 was $452.1 million on an annualized basis, and the higher corporate revenue objective for 2009 was $474.7 million on an annualized basis. The amounts earned under the corporate revenue objectives are paid in quarterly installments during the year in which earned, and the remainder is paid in the year following the year in which it is earned. Under the revenue-based portion of the 2009 bonus plan for the Vice President of Worldwide Sales and General Manager of Computing and Consumer, we met 100% of our baseline corporate revenue objective, and 100% of our higher corporate revenue objective. As a result, the bonus earned under the revenue-based portion of the 2009 bonus plan for the Vice President of Worldwide Sales and General Manager of Computing and Consumer equaled 68% of his base salary.

The bonuses paid to our named executive officers under our 2009 bonus plan are reflected in the Summary Compensation Table below.

Discretionary Bonuses

In addition to the bonus earned under the 2009 bonus plan, the Compensation Committee also awarded a discretionary bonus to certain of the executive officers, based generally on our stronger than anticipated financial performance and the stronger than anticipated individual performance of each of the officers in 2009. Our Chief Executive Officer was granted a discretionary bonus of $100,000, our Chief Financial Officer and Vice President of Corporate Development was granted a discretionary bonus of $40,000, our Vice President of Worldwide Sales and General Manager of Computing and Consumer was granted a discretionary bonus of $75,000, and our Vice President and General Counsel was granted a discretionary bonus of $25,000.

2010 Bonus Plan

In February 2010, our Compensation Committee approved the 2010 bonus plan for our Chief Executive Officer and our other executive officers, which will be based 50% on our achievement of certain financial corporate performance objectives and 50% on our achievement of certain individual non-financial performance objectives specific to each executive officer. For all executive officers, the financial corporate performance objectives are specifically tied to our 2010 corporate revenue, operating income, gross margin and earnings per share, as well as days sales outstanding and inventory turns on a quarterly basis. The Compensation Committee did not weight such factors in advance. The non-financial performance objectives include individual objectives related to personal and organizational operational excellence by each executive officer, and customer and market share goals and product delivery milestones. We believe that the objectives are attainable at the established target levels, but substantial uncertainty nevertheless exists as to the actual attainment of the objectives at any of the established levels. If earned, these bonuses are expected to be paid in early 2011

Under our 2010 bonus plan, each executive officer is entitled to receive:

•

a bonus of up to 100% of actually paid base salary for the Chief Executive Officer, up to 60% of actually paid base salary for the Vice President and General Manager of Networking and the Vice President of Worldwide Sales and General Manager of Computing and Consumer, and up to 45% of actually paid base salary for the Chief Financial Officer and Vice President of Corporate Development and the Vice President and General Counsel, for the achievement of baseline financial corporate performance objectives and non-financial operational and individual performance objectives; and

•

a bonus of up to an additional 100% of actually paid base salary for the Chief Executive Officer, up to 60% of actually paid base salary for the Vice President and General Manager of Networking and the Vice President of Worldwide Sales and General Manager of Computing and Consumer, up to 45% of actually paid base salary for the Chief Financial Officer and Vice President of Corporate Development, and up to 30% of actually paid base salary for the Vice President and General Counsel, for the achievement of higher levels of financial corporate and operational and individual performance objectives.

Based on the 2009 FWC survey, the target bonus for 2010 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Chief Executive Officer is at the 25th percentile bonus level measured as a percentage of salary for the other chief executive officers in the FWC peer group; the target bonus for 2010 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Chief Financial Officer and Vice President of Corporate Development, is below the 25th percentile bonus level measured as a percentage of salary for the comparable position in the FWC peer group; the target bonuses for 2010 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Vice President and General Manager Networking and our Vice President and General Counsel are between the 25th and 50th percentile bonus levels measured as a percentage of salary for the comparable positions in the FWC peer group; and the target bonus for 2010 measured as a percentage of salary, excluding the bonus for achieving higher levels of objectives, of our Vice President of Worldwide Sales and General Manager Computing and Consumer, is between the 50th and 75th percentile bonus level measured as a percentage of salary for the comparable position in the FWC peer group.

Equity Awards

Our Compensation Committee administers our 2004 Plan for executive officers, employees, consultants and outside directors, under which it may grant stock options and stock appreciation rights with an exercise price equal to the fair market value of a share of the common stock on the date of grant, restricted stock awards and restricted stock units with time vesting and performance-based vesting.

We believe that equity awards (1) align our executives’ interests with our stockholders’ interests by creating a direct link between compensation and stockholder return, (2) provide our executives with a significant, long-term interest in our success and (3) help retain key executives in a competitive market for executive talent. Accordingly, when annually reviewing executive officer compensation we also consider equity awards as appropriate. At its discretion, from time to time our Compensation Committee may also grant equity awards based on individual and corporate achievements. Our Compensation Committee determines the number of shares underlying each equity award based upon several factors, including:

•	the executive officer’s and our performance;

•	the executive officer’s role and responsibilities;

•	the executive officer’s base salary; and

•	comparison with awards to individuals in similar positions in the industry.

Prior to 2007, our Compensation Committee granted stock options to executive officers annually at its regularly scheduled quarterly meeting held in January of each year. In July 2006, our Board adopted a policy that, commencing in 2007, annual grants of equity awards to executive officers will be granted by our Compensation Committee in February of each year during an open trading window. In addition, commencing in 2007, the equity awards granted by our Compensation Committee to our executive officers included restricted stock units in addition to or in lieu of stock options, to lessen the compensation expense related to stock options, and to allow more shares to be available under the 2004 Plan for non-executive employee grants.

In February 2009, our Compensation Committee granted our named executive officers restricted stock units (RSUs) pursuant to our 2004 Plan that vest in 16 equal quarterly installments commencing on May 8, 2009 (Time-based RSUs). These Time-based RSUs provide our executive officers with the opportunity to earn shares of our common stock, subject to the executive officer’s continued employment with us.

In February 2009, our Compensation Committee also granted our named executive officers RSUs pursuant to our 2004 Plan that vest based upon the achievement of performance goals (Performance-based RSUs). These Performance-based RSUs provide our executive officers with the opportunity to earn shares of our common stock, subject to the attainment of corporate financial performance goals and the executive officer’s continued employment with us. The corporate financial performance goals were based on our non-GAAP diluted earnings per share as reported publicly by us (EPS (non-GAAP)) for fiscal year 2009 as follows:

•	If EPS (non-GAAP) for 2009 was not greater than $0.00, the RSUs would terminate.

•

If EPS (non-GAAP) for 2009 was greater than $0.00 and less than $0.10, the RSUs would vest over four (4) years, with the first  1/4 of the RSUs vesting on February 8, 2010 and the remaining RSUs vesting in equal quarterly installments over the following three (3) years.

•

If EPS (non-GAAP) for 2009 was greater than or equal to $0.10, the RSUs would vest over three (3) years, with the first  1/3 of the RSUs vesting on February 8, 2010 and the remaining RSUs vesting in equal quarterly installments over the following two (2) years, provided the target has been met.

In January 2010, the Compensation Committee determined that our EPS (non-GAAP) for 2009 was $1.36 per diluted share, and the Performance-based RSUs therefore would vest over three (3) years, with the first one-third of the Performance-based RSUs vesting on February 8, 2010 and the remaining Performance-based RSUs vesting in equal quarterly installments over the following two (2) years.

Our named executive officers were granted the following Time-based RSUs and Performance-based RSUs in February 2009:

	Time-based RSUs	Performance-based RSUs
Chief Executive Officer	100,000 shares	100,000 shares

Vice President and General Manager of Networking	45,000 shares	45,000 shares

Chief Financial Officer and Vice President of Corporate Development	39,000 shares	39,000 shares

Vice President of Worldwide Sales and General Manager of Computing and Consumer	36,000 shares	36,000 shares

Vice President and General Counsel	15,000 shares	15,000 shares

Based on the 2008 FWC survey, the estimated grant date value of the equity awards granted to our Chief Executive Officer and our other executive officers, except our Vice President and General Counsel, in 2009 was above the 75th percentile estimated equity award value levels for the comparable positions in the FWC peer group. The estimated grant date value of the equity awards granted to our Vice President and General Counsel in 2009 was between the 50th and 75th percentile estimated equity award value level for the comparable positions in the FWC peer group. The grant date value of the equity awards granted to our named executive officers in 2009 is reflected in the Summary Compensation Table below.

In addition, our employees generally are able to participate in our 2004 Employee Stock Purchase Plan. Under our Employee Stock Purchase Plan, each executive officer may purchase up to 1,875 shares of our common stock in a six-month period at a discount to the market price. The number of shares that may be purchased by each participant is limited by applicable tax laws.

Tax Deductibility Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation in excess of $1 million paid to our chief executive officer or any of our other executive officers whose total compensation is required to be reported in our proxy statement by reason of being one of the three most highly compensated officers (other than our chief executive officer and chief financial officer). Our Compensation Committee may elect to provide our officers with compensation that is not fully deductible under Section 162(m) if it determines that such awards are consistent with our philosophy and in the best interests of our stockholders.

Section 409A of the Internal Revenue Code provides that amounts deferred under nonqualified deferred compensation plans are included in an employee’s income when they vest unless specified requirements are met. If these requirements are not met, employees are also subject to an additional income tax and interest penalties. None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Chief Executive Officer Compensation

Our Compensation Committee determines the compensation of our Chief Executive Officer, Craig H. Barratt, using the same criteria as for the other executive officers. In February 2009, our Compensation Committee granted Dr. Barratt (1) restricted stock units for 100,000 shares vesting on a quarterly basis over four years from the date of grant, and (2) restricted stock units for 100,000 shares vesting based upon the achievement of corporate financial performance goals as described above under “Equity Awards.” The Compensation Committee also determined that, to reduce Atheros’ operating expenses in view of the difficult economic conditions at the time, there would be no increases to Dr. Barratt’s base salary over the 2008 level of $340,000 and that such base salary would be temporarily reduced to $204,000, or by 40%, effective February 1, 2009. The Compensation Committee also determined that it would periodically review and adjust Dr. Barratt’s base salary subject to Atheros’ performance throughout 2009. In July 2009, based on Atheros’ improved performance and outlook at that time, the Compensation Committee reinstated Dr. Barratt’s base salary to its 2008 level, effective July 1, 2009. In February 2010, our Compensation Committee awarded Dr. Barratt a bonus of $514,375 for his service in 2009, of which $414,375 was determined under the 2009 bonus plan described above under “Cash Bonuses” and $100,000 was a discretionary bonus awarded based on the stronger than anticipated financial performance of Atheros and Dr. Barratt individually in 2009. In determining Dr. Barratt’s compensation, including his annual salary, bonus and equity awards, our Compensation Committee considered Dr. Barratt’s individual performance and our performance as a whole, including our financial performance, product roll-outs and product development, and Dr. Barratt’s leadership in the development and execution of our business strategy, as well as a review of compensation paid to presidents and chief executive officers of comparable companies. Our Compensation Committee also considered Dr. Barratt’s potential to enhance long-term stockholder value. By including a cash bonus based on the achievement of performance objectives that is greater than a majority of Dr. Barratt’s total potential cash compensation, and including significant grants of restricted stock units that are subject to vesting over four years and additional restricted stock units that are subject to vesting based on achievement of corporate financial performance goals, our Compensation Committee has tied Dr. Barratt’s cash and equity-based compensation directly to our performance, both in the near term over the following year and in the long-term. The Compensation Committee also determined that Dr. Barratt’s 2010 annual salary would increase from $340,000 in 2009 to $370,000. Based on the 2009 FWC survey, Dr. Barratt’s base salary for 2010 is substantially below the 25th percentile salary level for other chief executive officers in the FWC peer group.

Employment Agreements

All of our executive officers serve on an at will employment basis and not for a fixed term.

We have an offer letter with Craig H. Barratt, our President and Chief Executive Officer, entered into on April 9, 2003, under which Dr. Barratt was originally entitled to an annual base salary of $258,000, and is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors. Pursuant to this letter, Dr. Barratt was granted in 2003 an option to purchase 1,274,999 shares of Atheros’ common stock vesting over four years from the date of grant. The options terminate ten years after the date of grant.

We have an offer letter with Jack R. Lazar, our Chief Financial Officer and Vice President of Corporate Development, entered into on September 22, 2003, under which Mr. Lazar was originally entitled to an annual base salary of $250,000 and is eligible for an annual bonus pursuant to our bonus program as determined by the Board of Directors with an original target annual bonus set at 25% of his base salary. Pursuant to this offer letter, Mr. Lazar was granted an option in 2003 to purchase 412,499 shares of Atheros’ common stock, with the first 25% of the options vesting after one year of employment and the remaining options vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

We have an offer letter with Ben D. Naskar, our Vice President and General Manager of Networking, entered into on May 14, 2007, under which Mr. Naskar was originally entitled to an annual base salary of $295,000. Mr. Naskar also received a signing bonus of $100,000 upon commencing employment with us. Pursuant to this agreement, Mr. Naskar was granted an option in 2007 to purchase 200,000 shares of Atheros’ common stock, with the first 25% of the options vesting after one year of employment and the remaining options vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

We have an offer letter with Gary L. Szilagyi, our Vice President of Worldwide Sales and General Manager of Computing and Consumer, entered into on December 29, 2005, under which Mr. Szilagyi was originally entitled to an annual base salary of $240,000. Mr. Szilagyi also received a hiring bonus of $100,000, of which one-half was paid on December 29, 2005 and one-half was paid three months after his first day of employment. The agreement also provides that Mr. Szilagyi was eligible to receive a target annual bonus of up to $135,000 for 2006 based upon certain corporate objectives and achieving certain sales revenue targets. Pursuant to the agreement, Mr. Szilagyi was granted options in January 2006 to purchase 220,000 shares of Atheros’ common stock, with the first 25% of the options vesting one year after the date of grant and the remaining options vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

We have an offer letter with Adam H. Tachner, our Vice President and General Counsel, entered into on September 13, 2000, under which Mr. Tachner was originally entitled to an annual base salary of $200,000. Pursuant to the agreement, Mr. Tachner was granted options in November 2000 to purchase 119,999 shares of Atheros’ common stock, with the first 25% of the options vesting after one year of employment and the remaining options vesting monthly over the following 36 months. The options terminate ten years after the date of grant.

Severance and Change of Control Arrangements

Pursuant to a severance and change in control agreement dated February 13, 2009 between us and Dr. Barratt, if Dr. Barratt is terminated without cause, or resigns for good reason, within 12 months following a change of control, he will receive the following: a lump severance payment equal to 18 months of base salary at the highest rate in effect during his employment with Atheros; if not already paid to him at the time of termination, his earned annual cash incentive bonus under the bonus plan in effect for the calendar year immediately prior to the termination; his baseline target annual cash incentive bonus under the bonus plan in effect during the calendar year of the termination, pro rated for the portion of the then current calendar year prior to the date of termination; automatic vesting of all of his unvested options and restricted stock units as of the date of termination; the extension of the exercise period for his options to the earlier of two years following the termination date or the original expiration date of the options; and Atheros will pay the health insurance coverage for Dr. Barratt and his enrolled dependents for 18 months following the effective date of termination. In the event Dr. Barratt is terminated other than for cause, or resigns for good reason, prior to a change in control or more than 12 months following a change in control, or his employment terminates as a result of death or total and permanent total disability, he will receive the following: a lump severance payment equal to 12 months of base salary at the highest rate in effect during his employment with Atheros; automatic vesting of his unvested options and restricted stock units that would have vested during the 12-month period immediately following the date of termination; the extension of the exercise period for his options to the earlier of two years following the termination date or the original expiration date of the options; and Atheros will pay the health insurance coverage for Dr. Barratt and his enrolled dependents for 12 months following the effective date of termination.

Pursuant to a severance and change in control agreement dated February 13, 2009 between us and Mr. Lazar, if Mr. Lazar is terminated without cause, or resigns for good reason, within 12 months following a change of control, he will receive the following: a lump severance payment equal to 12 months of base salary at the highest rate in effect during his employment with Atheros; if not already paid to him at the time of termination, his earned annual cash incentive bonus under the bonus plan in effect for the calendar year immediately prior to the termination; his stretch target annual cash incentive bonus under the bonus plan in effect during the calendar year of the termination, pro rated for the portion of the then current calendar year prior to the date of termination; automatic vesting of all of his unvested options and restricted stock units as of the date of termination; the extension of the exercise period for his options to the earlier of one year following the termination date or the original expiration date of the options; and Atheros will pay the health insurance coverage for Mr. Lazar and his enrolled dependents for 12 months following the effective date of termination. In the event Mr. Lazar is terminated other than for cause prior to a change in control or more than 12 months following a change in control, he will receive the following: a lump severance payment equal to six months of base salary at the highest rate in effect during his employment with Atheros; and Atheros will pay the health insurance coverage for Mr. Lazar and his enrolled dependents for six months following the effective date of termination.

Pursuant to severance and change in control agreements dated February 12, 2009 (February 13, 2009 for Mr. Naskar) between us and each of Messrs. Naskar, Szilagyi and Tachner, if the executive officer is terminated without cause, or resigns for good reason, within 12 months following a change of control, he will receive the following: a lump severance payment equal to 12 months of base salary at the highest rate in effect during his employment with Atheros; if not already paid to him at the time of termination, his earned annual cash incentive bonus under the bonus plan in effect for the calendar year immediately prior to the termination; his baseline target annual cash incentive bonus under the bonus plan in effect during the calendar year of the termination, pro rated for the portion of the then current calendar year prior to the date of termination; automatic vesting of all of his unvested options and restricted stock units as of the date of termination; the extension of the exercise period for his options to the earlier of one year following the termination date or the original expiration date of the options; and Atheros will pay the health insurance coverage for the executive officer and his enrolled dependents for 12 months following the effective date of termination. In the event the executive officer is terminated other than for cause prior to a change in control or more than 12 months following a change in control, he will receive the following: a lump severance payment equal to six months of base salary at the highest rate in effect during his employment with Atheros; and Atheros will pay the health insurance coverage for the executive officer and his enrolled dependents for six months following the effective date of termination.

2009 Summary Compensation Table

The following table sets forth compensation for services rendered in all capacities to us for the years ended December 31, 2007, 2008 and 2009 by our Chief Executive Officer, our Chief Financial Officer and the three other most highly compensated executive officers as of December 31, 2009 whose total annual compensation for fiscal 2009 exceeded $100,000, whom we refer to in this Proxy Statement as the named executive officers.

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Craig H. Barratt President and Chief Executive Officer	2009	283,333	100,000	(5)	2,932,000	—	414,375	1,000	3,730,708
	2008	340,000	—		1,094,800	1,830,435	172,125	1,000	3,438,360
	2007	310,000	—		406,675	1,789,830	297,600	1,000	2,805,105

Jack R. Lazar Chief Financial Officer, Vice President of Corporate Development, and Secretary	2009 2008 2007	270,417 295,000 280,000	40,000 — —	(5)	1,143,480 437,920 162,675	— 732,174 715,932	224,446 96,613 149,800	1,000 1,000 1,000	1,679,343 1,562,707 1,309,407

Ben D. Naskar(6) Vice President and General Manager of Networking	2009	284,167	—		1,319,400	—	241,542	1,000	1,846,109
	2008	310,000	—		1,094,800	305,073	112,375	1,000	1,823,248
	2007	160,926	100,000	(7)	—	3,052,620	101,867	—	3,415,413

Gary L. Szilagyi Vice President of Worldwide Sales and General Manager, Computing and Consumer	2009 2008 2007	238,333 260,000 250,000	75,000 — —	(5)	1,055,520 306,544 101,675	— 512,522 447,458	228,529 161,001 152,624	1,000 1,000 1,000	1,598,382 1,241,067 952,757

Adam H. Tachner Vice President and General Counsel	2009	238,333	25,000	(5)	439,800	—	175,175	1,000	879,308
	2008	260,000	—		218,960	366,087	74,100	1,000	920,147
	2007	245,000	—		81,350	357,966	131,075	1,000	816,391

(1)	Includes compensation deferred under our 401(k) employee savings plan.
(2)	The value of the option and restricted stock unit awards is based on the fair value of the award as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures. See Note 11 of the Notes to Consolidated Financial Statements in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2009, for the assumptions made in determining ASC 718 values. Regardless of the value on the grant date, the actual value that may be recognized by the executive officer will depend on the market value of our common stock on a date in the future when a stock option is exercised or a restricted stock unit vests.
(3)	These amounts reflect bonuses earned pursuant to our bonus plans for each year shown, adopted by our Compensation Committee in the beginning of the applicable year. We pay these bonuses in the year following the year in which they were earned.
(4)	These amounts reflect contributions made by us in accordance with the terms of our 401(k) employee savings plan.
(5)	These amounts reflect discretionary bonuses earned in 2009, which were awarded by our Compensation Committee in February 2010 based generally on our significantly stronger than anticipated financial performance and the significantly stronger than anticipated individual performance of the executive officers in 2009.
(6)	Mr. Naskar joined Atheros in June 2007.
(7)	This amount consists of a hiring bonus paid in 2007 pursuant to Mr. Naskar’s employment offer letter.

Grant of 2009 Plan-Based Awards

The following table sets forth information on incentive plan awards granted to our named executive officers in fiscal year 2009.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive	All Other Stock Awards: Number of	Grant Date Fair Value of Stock and Option
Name	Grant Date				Plan Awards	Shares of Stock or
		Threshold ($)	Target ($)	Maximum ($)	Target (#)(2)	Units (#)(3)	Awards ($)(4)
Craig H. Barratt	2/6/09	—	212,500	425,000	100,000	100,000	2,932,000

Jack R. Lazar	2/6/09	—	121,688	229,854	39,000	39,000	1,143,480

Ben D. Naskar	2/6/09	—	142,084	284,167	45,000	45,000	1,319,400

Gary L. Szilagyi	2/6/09	—	178,208	229,125	36,000	36,000	1,055,520

Adam H. Tachner	2/6/09	—	107,250	178,750	15,000	15,000	439,800

(1)	These amounts reflect the threshold, target and maximum awards assigned to our named executive officers under our 2009 bonus plan and also, with respect to Mr. Szilagyi, under his bonus plan that is based on the achievement of corporate revenue objectives.
(2)	These amounts reflect the threshold, target and maximum restricted stock unit awards granted during 2009 that vest based upon the achievement of certain corporate financial performance goals and subject to the named executive officer’s continued employment with us. In January 2010, the Compensation Committee determined that the performance objectives for the vesting and settlement of these awards were met and, as a result, one-third of the restricted stock units vested on February 8, 2010 and the remaining restricted stock units vest in equal quarterly installments over the following two years.
(3)	These amounts reflect service-based restricted stock unit awards made during 2009. These restricted stock units vest over four years in 16 equal quarterly installments beginning approximately three months after the date of grant, subject to the named executive officer’s continued employment with us.
(4)	The value of the restricted stock unit awards is based on the fair value of the award as of the grant date calculated in accordance with ASC 718, excluding any estimate of future forfeitures, and, with respect to the restricted stock units that vest based on the achievement of performance goals, is based on the probable outcome of the performance conditions. Regardless of the value on the grant date, the actual value that may be recognized by the executive officer will depend on the market value of our common stock on a date in the future when the restricted stock unit vests.

Narrative to 2009 Summary Compensation Table and Grant of 2009 Plan-Based Awards

See Compensation Discussion and Analysis above for a complete description of the compensation plans pursuant to which the amounts listed under the 2009 Summary Compensation Table and Grants of 2009 Plan Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options and restricted stock units.

Outstanding Equity Awards at 2009 Fiscal Year-End Table

The following sets forth information regarding equity-based awards outstanding as of December 31, 2009, and the option exercise prices and expiration dates for each award.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(8)
Craig H. Barratt	106,250	(2)	43,750	(2)	24.40	2/01/2014
	146,875	(3)	3,125	(3)	14.38	1/17/2011
	150,000	(4)	—		10.03	1/20/2015
	150,000	(4)	—		9.333	1/13/2014
	68,750	(5)	81,250	(5)	27.37	2/12/2015
							208,959	7,154,756

Jack R. Lazar	30,000	(2)	17,500	(2)	24.40	2/01/2014
	50,000	(3)	2,084	(3)	14.38	1/17/2011
	4,064	(4)	—		10.03	1/20/2015
	39,047	(4)	—		2.253	10/02/2013
	27,500	(5)	32,500	(5)	27.37	2/12/2015
							81,772	2,799,873

Ben D. Naskar	125,000	(6)	75,000	(6)	32.15	6/14/2017
	11,458	(5)	13,542	(5)	27.37	2/12/2015
							104,063	3,563,117

Gary L. Szilagyi	26,562	(2)	10,938	(2)	24.40	2/01/2014
	20,416	(7)	4,584	(7)	14.38	1/17/2016
	19,250	(5)	22,750	(5)	27.37	2/12/2015
							72,852	2,494,452

Adam H. Tachner	21,250	(2)	8,750	(2)	24.40	2/01/2014
	48,958	(3)	1,042	(3)	14.38	1/17/2011
	50,000	(4)	—		10.03	1/20/2015
	4,500	(4)	—		3.333	11/11/2013
	13,750	(5)	16,250	(5)	27.37	2/12/2015
							32,730	1,120,675

(1)	The exercise base price of all options granted after our initial public offering in February 2004 was equal to the closing price of our common stock on the date of grant as reported on the Nasdaq Stock Market. The exercise base price of all options granted prior to our initial public offering in February 2004 was equal to the fair market value of our common stock on the date of grant as determined by the board of directors.
(2)	The options become exercisable in 48 equal monthly installments commencing on 3/2/2007.
(3)	The options become exercisable in 48 equal monthly installments commencing on 2/18/2006.
(4)	The options are fully vested.
(5)	The options become exercisable in 48 equal monthly installments commencing on 3/13/2008.
(6)	25% of the options became exercisable on 6/15/2008, and the remaining options become exercisable in 36 equal monthly installments commencing on 7/15/2008.
(7)	25% of the options became exercisable on 1/18/2007, and the remaining options become exercisable in 36 equal monthly installments beginning on 2/18/2007.
(8)	Market value is equal to the closing price of our common stock on 12/31/2009 ($34.24) multiplied by the number of outstanding restricted stock units.

2009 Option Exercises and Stock Vested Table

The following table sets forth the dollar amounts realized pursuant to the exercise or vesting of equity-based awards during fiscal year 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Craig H. Barratt	4,302	83,158	32,916	702,021

Jack R. Lazar	89,686	1,495,640	12,978	276,585

Ben D. Naskar	—	—	18,437	388,079

Gary L. Szilagyi	100,000	1,705,640	10,592	227,684

Adam H. Tachner	50,000	566,327	5,645	119,390

(1)	All shares acquired on exercise of option awards were sold upon exercise, and the value is the difference between the sale price of the underlying shares and the option exercise price, multiplied by the number of shares exercised and sold.
(2)	The value is the closing price of our common stock on the date of vesting, multiplied by the number of shares vested.

Pension Benefits

None of our named executives participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. The Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to adopt qualified or non-qualified defined benefit plans if the Compensation Committee determines that doing so is in our best interests.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee, which will be comprised solely of “outside directors” as defined for purposes of Section 162(m) of the Internal Revenue Code, may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change of Control

The following table sets forth potential payments payable to our current named executive officers upon termination of employment or a change in control. Our Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable. The table below reflects amounts payable to our named executive officers assuming a change of control on, and/or termination of their employment on, December 31, 2009:

Name	Benefit	Termination Without Cause; No Change of Control ($)(1)		Termination Without Cause with Change of Control ($)(2)
Craig H. Barratt	Salary	340,000		510,000
	Bonus	—		212,500
	Equity acceleration(3)	4,033,573	(4)	8,205,506	(4)
	Benefits continuation	19,777		29,666

	Total value	4,393,350		8,957,672

Jack R. Lazar	Salary	147,500		295,000
	Bonus	—		229,854
	Equity acceleration(3)	—		3,236,737	(4)
	Benefits continuation	9,889		19,777

	Total value	157,389		3,781,368

Ben D. Naskar	Salary	155,000		310,000
	Bonus	—		142,084
	Equity acceleration(3)	—		3,812,901	(4)
	Benefits continuation	9,889		19,777

	Total value	164,889		4,284,762

Gary L. Szilagyi	Salary	130,000		260,000
	Bonus	—		178,208
	Equity acceleration(3)	—		2,849,413	(4)
	Benefits continuation	9,889		19,777

	Total value	139,889		3,307,398

Adam H. Tachner	Salary	130,000		260,000
	Bonus	—		107,250
	Equity acceleration(3)	—		1,339,107	(4)
	Benefits continuation	7,753		15,507

	Total Value	137,753		1,721,864

(1)	Payable in the event of termination without cause prior to a change in control or more than 12 months following a change in control. With respect to Dr. Barratt, these amounts are also payable in the event he terminates his employment for good reason within this time period, and are also payable in the event of his death or permanent disability.
(2)	Payable in the event of termination without cause, or if the executive officer terminates his employment for good reason, within 12 months following a change in control.
(3)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and restricted stock units. This value was calculated for the options by multiplying (i) the difference between the fair market value of our common stock on December 31, 2009 ($34.24) and the applicable exercise price, by (ii) the assumed number of option shares vesting on an accelerated basis on December 31, 2009. This value was calculated for the restricted stock units by multiplying the fair market value of our common stock on December 31, 2009 ($34.24) by the assumed number of restricted stock shares vesting on an accelerated basis on December 31, 2009.
(4)	Dr. Barratt will have until the earlier of two years following his termination date or the expiration date of the options in which to exercise these stock options. The other executive officers will have until the earlier of one year following their termination date or the expiration date of the options in which to exercise these stock options.

Report of the Compensation Committee

The following report of the Compensation Committee does not constitute solicitation material, and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933, or the Securities Exchange Act of 1934.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Atheros’ management. Based on this review and these discussions, the Compensation Committee recommended to the Board of Directors of Atheros that the Compensation Discussion and Analysis be included in Atheros’ annual report on Form 10-K and proxy statement on Schedule 14A.

Respectfully submitted on April 7, 2010, by the members of the Compensation Committee of the Board:

Andrew S. Rappaport

John L. Hennessy

Christine King

Certain Relationships and Related Party Transactions

Overview

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Except for the indemnification arrangements described above and the director and executive compensation arrangements discussed in this proxy statement under “Proposal 1 Election of Directors—Directors’ Compensation” and “Executive Compensation,” since January 1, 2009, we have not been a party to any transactions in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

Policies and Procedures for Approving Related Party Transactions

Our Board of Directors has approved a Related Person Transaction Policy that provides for approval by our Audit Committee of transactions with our company valued at more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest.

Proposal 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Your Board has endorsed this appointment. PricewaterhouseCoopers has audited our consolidated financial statements beginning with the calendar year 2009. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions. Although stockholder ratification of our independent registered public accounting firm is not required by our Bylaws or otherwise, we are submitting the selection of PricewaterhouseCoopers to our stockholders for ratification to permit stockholders to participate in this important corporate decision.

As previously reported on a current report on Form 8-K, filed with the SEC on April 29, 2009, as a result of a competitive request for proposal process undertaken by the Audit Committee, effective April 27, 2009, the Audit Committee dismissed Deloitte & Touche LLP, and approved the selection of PricewaterhouseCoopers, as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Deloitte had audited our consolidated financial statements since 1998.

Deloitte’s reports on our consolidated financial statements as of and for the years ended December 31, 2008 and 2007 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2008 and 2007 and the subsequent period through April 27, 2009, we did not have any disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreements in connection with its report. Also during this period, there were no reportable events as that term is described in Item 304(a)(1)(v) of Regulation S-K.

We provided Deloitte with a copy of our current report on Form 8-K prior to its filing with the SEC and requested that Deloitte furnish us with a letter addressed to the SEC stating whether it agreed with the above statements and, if not, stating the respects in which it did not agree. A copy of the letter from Deloitte, dated April 29, 2009, is attached as Exhibit 16.1 to the current report on Form 8-K.

During the fiscal years ended December 31, 2008 and 2007 and the subsequent period through April 27, 2009, we did not engage PricewaterhouseCoopers in any prior consultations regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report was provided to us nor oral advice was provided that PricewaterhouseCoopers concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered for us by PricewaterhouseCoopers LLP for the year ended December 31, 2009 and by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the year ended December 31, 2008, as well as fees billed for other services rendered by PricewaterhouseCoopers and Deloitte:

	2009		2008
Services Provided	PricewaterhouseCoopers	Deloitte	Deloitte
Audit	$943,000	$279,000	$1,426,000
Audit-Related	33,000	—	78,000
Tax	125,000	—	6,000
All Other	—	—	—

Total	$1,101,000	$279,000	$1,510,000

Audit fees for the years ended December 31, 2009 and 2008 were for the audit of our annual consolidated financial statements, the review of our financial statements included in our quarterly reports on Form 10-Q, the issuance of consents and review of our annual report on Form 10-K and other documents filed with the Securities and Exchange Commission, and our independent registered public accounting firm’s audit of the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. This category also includes services that were provided in connection with statutory and regulatory filings or engagements.

Audit-Related fees for the year ended December 31, 2009 include fees related to services performed in connection with an acquisition. Audit-related fees for the year ended December 31, 2008 include fees related to the standalone audits of foreign subsidiaries for regulatory purposes, other than statutory audits.

Tax fees for the years ended December 31, 2009 and 2008 include fees related to tax planning for foreign subsidiaries.

There were no All Other fees incurred for the year s ended December 31, 2009 and 2008, respectively.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our principal accountants be approved in advance by the Audit Committee.

Required Vote

Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the shares present and voting at the Annual Meeting in person or by proxy. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment. In the event ratification is not obtained, the Audit Committee will review its future selection of our independent registered public accounting firm but will not be required to select a different independent registered public accounting firm.

Your Board of Directors recommends a vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Atheros under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee charter is available on our website at www.atheros.com. The information contained on our website does not form any part of this proxy statement. All members of the Audit Committee meet the independence standards established by The Nasdaq Stock Market.

The Audit Committee assists the Board in fulfilling its responsibility to oversee management’s implementation of Atheros’ financial reporting process. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the financial statements and the reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the 2009 Annual Report with Atheros’ management and independent registered public accounting firm as well as management’s assessment of internal control over financial reporting.

The Audit Committee met privately with the independent registered public accounting firm on multiple occasions, and discussed the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. In addition, the Audit Committee discussed with the independent registered public accounting firm its independence from Atheros and its management, including the matters in the written disclosures required by the applicable requirements of the PCAOB, and considered whether the provision of nonaudit services was compatible with maintaining the registered public accounting firm’s independence.

Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Atheros’ annual report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully submitted on April 7, 2010, by the members of the Audit Committee of the Board:

Marshall L. Mohr

Daniel A. Artusi

Christine King

Stockholder Proposals for the 2011 Annual Meeting

If a stockholder wishes to present a proposal to be included in our Proxy Statement for the 2011 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that the proposal be received by Atheros’ Secretary no later than December 6, 2010. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail—Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2011 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, the Bylaws provide that we must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 75 days prior to the meeting date, we must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day we mailed notice of the annual meeting date or provided public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting.

Other Matters

Your Board does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, your proxy holders will vote on it in accordance with their judgment.

Whether or not you intend to be present at the Annual Meeting, we urge you to vote by Internet or telephone or submit your signed proxy promptly.

By Order of the Board of Directors

Jack R. Lazar
Chief Financial Officer,
Vice President of Corporate Development, and Secretary

Santa Clara, California

April 7, 2010

Our 2009 Annual Report on Form 10-K is available on the Internet as provided in the Notice Regarding Availability of Proxy Materials previously sent to our stockholders. We will provide copies of exhibits to the Annual Report on Form 10-K, but will charge a reasonable fee per page to any requesting stockholder. Any such request should be addressed to Atheros at 5480 Great America Parkway, Santa Clara, CA 95054, Attention: Investor Relations Department. The request must include a representation by the stockholder that, as of March 31, 2010, the stockholder was entitled to vote at the Annual Meeting.

Atheros Communications, Inc.

000004

MR A SAMPLE DESIGNATION (IF ANY)

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 21, 2010.

Vote by Internet

• Log on to the Internet and go to

www.envisionreports.com/ATHR

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all of the nominees listed and FOR Proposal 2.

1. Election of Directors: For Withhold For Withhold For Withhold

01 - Charles E. Harris*

02 - Marshall L. Mohr*

03 - Andrew S. Rappaport*

* Each to be elected as Class I directors of the Company to serve until the 2013 Annual Meeting or until their successors are duly elected and qualified.

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2010.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or postponements or adjournments thereof.

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign where indicated below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE

140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Atheros Communications, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby authorizes and appoints CRAIG H. BARRATT, JACK R. LAZAR and BRUCE P. JOHNSON, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Atheros Communications, Inc. (the “Company”) to be held at the Company’s offices at 5480 Great America Parkway, Santa Clara, California on Friday, May 21, 2010 at 10:00 a.m., Pacific Daylight Time, or at any postponement or adjournment thereof, and instructs said Proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of Class I directors; FOR Proposal 2, the ratification of the appointment of independent registered public accounting firm; and in accordance with the discretion of the Proxies on any other matters as may properly come before the Annual Meeting.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.